Exhibit 10.4

EXECUTION VERSION

EXECUTIVE AGREEMENT

THIS EXECUTIVE AGREEMENT (this “Agreement”) is dated as of May 31, 2011, by and among PrinceRidge Holdings LP (the “Company”), an indirect subsidiary of Institutional Financial Markets, Inc. (the “Parent”), Parent, Daniel G. Cohen (the “Executive”) and IFMI, LLC, a majority-owned subsidiary of Parent (“IFMI”).

WHEREAS, IFMI, the Company and PrinceRidge Partners LLC entered into a Contribution Agreement dated as of April 19, 2011 (the “Contribution Agreement”);

WHEREAS, the Company wishes that the Executive act as its Vice Chairman, and the Executive wishes to provide such services, on the terms set forth below, effective as of the Interim Closing Date (as defined in the Contribution Agreement) (such date the “Effective Date”);

WHEREAS, Executive is a party to an Employment Agreement, dated February 18, 2009, with Parent and IFMI (the “IFMI Employment Agreement”).

NOW THEREFORE, the parties hereto agree as follows:

1. Term. Subject to the terms and conditions set forth herein, the Executive hereby agrees to provide services to the Company and the Company agrees to compensate the Executive for an initial term commencing as of the Effective Date and continuing through December 31, 2013, unless sooner terminated in accordance with the provisions of Section 4 or Section 5, with such arrangement to continue for successive one-year periods in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party of non-renewal in writing prior to three (3) months before the expiration of the initial term and each annual renewal, as applicable. (The period during which the Executive provides services hereunder being hereinafter referred to as the “Term.”) This Agreement shall be binding on the Parties as of the date hereof; provided, however, that in the event that the Interim Closing does not occur or the Contribution Agreement is terminated, this Agreement shall terminate without any further obligation of the Parties and shall be null and void.

2. Duties. During the Term, the Executive shall serve as the Company’s Vice Chairman, reporting directly to the Chairman of the Board and the Board of Managers of PrinceRidge Partners LLC (the “General Partner”), and as the Company’s Chief Investment Officer and Managing Director and head of Structured Products, reporting directly to the Chief Executive Officer of the Company. The Executive shall faithfully perform for the Company the duties customarily attendant to Executive’s position of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be reasonably specified and reasonably designated from time to time by the Board of Managers of the General Partner (the “Board”).

3. Compensation.

3.1 Guaranteed Payment. The Company shall pay the Executive a guaranteed payment at the rate of $200,000.00 per annum for the period beginning on the Effective Date through December 31, 2011 (the “Guaranteed Payment”), payable in equal monthly installments. For each year thereafter, the Executive’s Guaranteed Payment shall equal the sum of: (a) $200,000 and (b) the amount of the Initial Annual Allocation (as herein determined), if any, for the immediately preceding calendar year. (Any such amount shall constitute the “Guaranteed Payment” as of the time of the calculation.) For United States federal, state and local tax purposes, each Guaranteed Payment shall be treated and reported by the Company and the Partners as a “guaranteed payment” within the meaning of Section 707(c) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder.

3.2 Initial Annual Allocation. The Executive shall be entitled to an annual allocation from the Company equal to 20% of Adjusted Profit, up to a maximum of $800,000 (the “Initial Annual Allocation”). For purposes hereof, (a) for each fiscal year beginning after December 31, 2011, “Adjusted Profit” means an amount equal to (i) net profit of the Company in such fiscal year as determined in accordance with generally accepted accounting principles in the United States, less (ii) an amount (the “Retained Earnings Amount”) equal to the Retained Earnings Percentage multiplied by $62,801,000, plus (iii) equity compensation expense relating to awards under the Amended and Restated Cohen Brothers, LLC 2009 Equity Award Plan (the “2009 Plan”) included in the determination of net profit under clause (a)(i) above, and (b) for the fiscal year ending December 31, 2011, “Adjusted Profit” means an amount equal to (i) net profit of the Company for the period from the Effective Date to and including December 31, 2011 as determined in accordance with generally accepted accounting principles in the United States, less (ii) the Retained Earnings Amount multiplied by a fraction, (x) the numerator of which is the number of days from the Effective Date to and including December 31, 2011, and (y) the denominator of which is 365, plus (iii) equity compensation expense relating to awards under the 2009 Plan included in the determination of net profit under clause (b)(i) above. For purposes hereof, the “Retained Earnings Percentage” means the percentage equal to 5% plus the 3-month LIBOR rate, expressed as a percentage, as published in the Wall Street Journal (or, if such rate is not published in the Wall Street Journal, then such rate as determined by the Company in good faith based upon another reputable source) as of the last business day of such fiscal year. The Initial Annual Allocation shall be payable in cash within 75 days after the end of such fiscal year (the “Initial Annual Allocation Payment Date”). For a period of sixty (60) days following the Initial Annual Allocation Payment Date, the Executive shall have the opportunity to purchase additional units (the value of which shall not exceed the Initial Annual Allocation) representing a partnership interest of the Company (“Units”) at a price equal to the then-current book value of the Company; provided, however, that if the ownership interest of Parent and its affiliates in the Company is below 51% or if the purchase of Units in connection with the Initial Annual Allocation and the Supplemental Annual Allocation (defined below) will dilute the ownership interest of Parent and its affiliates in the Company below 51%, the purchase of the additional Units shall require the advance written approval of (1) Parent, if there are three IFMI Managers on the Board, or (2) the Board, if there are less than three IFMI Managers on the Board at such time.

3.3 Supplemental Annual Allocation. In addition to any amounts payable under Section 3.2, Executive shall be entitled to an annual allocation from the Company equal to 8 1/3% of Post-Initial Allocation Profit (the “Supplemental Annual Allocation”). For purposes hereof,

“Post-Initial Allocation Profit” means an amount, determined in accordance with generally accepted accounting principles as in effect from time to time, equal to (a) net profit of the Company in a fiscal year as determined in accordance with generally accepted accounting principles in the United States, less (b) without duplication of amounts netted in the foregoing clause (a), the aggregate amount of “Initial Annual Allocations” paid to Executive under Section 3.2 hereof and paid to up to two other executives of the Company (determined by the Board in its discretion) in accordance with provisions of executive agreements or other arrangements that are substantially the same as set forth in Section 3.2 hereof, plus (c) if agreed by the Company, restructuring charges attributable to the transactions contemplated by the Contribution Agreement, plus (d) equity compensation expense relating to awards under the 2009 Plan included in the determination of net profit under clause (a) above. The Supplemental Annual Allocation shall be payable in cash within 75 days after the end of such fiscal year (the “Supplemental Annual Allocation Payment Date”). For a period of sixty (60) days following the Supplemental Annual Allocation Payment Date, the Executive shall have the opportunity to purchase additional Units (the value of which shall not exceed the Supplemental Annual Allocation) at a price equal to the then-current book value of the Company; provided, however, that if the ownership interest of Parent and its affiliates in the Company is below 51% or if the purchase of Units in connection with the Initial Annual Allocation and the Supplemental Annual Allocation will dilute the ownership interest of Parent and its affiliates in the Company below 51%, the purchase of the additional Units shall require the advance written approval of (1) Parent, if there are three IFMI Managers on the Board, or (2) the Board, if there are less than three IFMI Managers on the Board at such time.

3.5 Benefits-In General. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and other benefits that may be available to other senior executives of the Company generally, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

3.6 Vacation. The Executive shall be entitled to vacation of no less than 20 business days per year, to be credited in accordance with ordinary Company policies.

3.7 Expenses-In General. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, in accordance with the Company’s policies regarding such reimbursements.

3.8 Priority Allocations Of Company Income and Gain In Respect of Initial Annual Allocations and Supplemental Annual Allocations. Notwithstanding anything in the LP Agreement to the contrary and prior to the allocation to any Partner (including the Executive in his capacity as a Partner) of any Net Income, Net Loss, Capital Net Income, Capital Net Loss and/or, otherwise, any income (gross or net), gain, loss and/or deduction of the Company for any fiscal year (or other period) of the Company under the LP Agreement (and/or applicable law): (a) the Executive shall be specially allocated, and the Company shall specially allocate to the Executive, an amount of Company gross income and/or gain for such fiscal year (or other period) (“Company Income”) equal to the sum of the Executive’s Initial Annual Allocation (if any) for

such fiscal year (or other period), the Executive’s Supplemental Annual Allocation (if any) for such fiscal year (or other period) and any Unallocated Amount for such fiscal year (or other period) (such sum, the “Special Allocation Amount” for such fiscal year (or other period)); and (b) if the Special Allocation Amount for such fiscal year (or other period) exceeds the Company’s Company Income for such fiscal year (or other period), then any such excess shall constitute the “Unallocated Amount” for the immediately succeeding fiscal year (or other period) (including for purposes of this Section 3.8). Notwithstanding anything in the LP Agreement to the contrary, the Company’s Net Income, Net Loss, Capital Net Income, Capital Net Loss and/or, otherwise, any income (gross or net), gain, loss and/or deduction of the Company for any fiscal year (or other period) of the Company allocable (or to be allocated) to the Partners (including the Executive in his capacity as a Partner) pursuant to the LP Agreement (and/or applicable law) for such fiscal year (or other period) shall be computed without regard to any Company Income so specially allocated to the Executive pursuant to this Section 3.8. All capitalized terms referred to in this Section 3.8 shall have the meaning set forth in the LP Agreement.

4. Termination upon Death or Disability. If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If the Executive is unable to perform substantially and continuously the duties assigned to him due to a disability as defined for purposes of the Company’s long-term disability plan then in effect, or, if no such plan is in effect, by virtue of ill health or other disability for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period, the Company shall have the right, to the extent permitted by law, to terminate the services arrangement hereunder upon notice in writing to the Executive. Upon termination of the services arrangement hereunder due to death or disability, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive any Guaranteed Payment and other benefits (including any allocations for a fiscal year completed before termination of this Agreement and the services arrangement hereunder but not yet paid (the “Prior Year Allocations”)) earned and accrued under this Agreement prior to the date of termination, as well as any allocations (the “Partial Year Allocations”) under Sections 3.2 and 3.3 of this Agreement for any portion of a fiscal year completed before termination and earned and accrued but not yet paid under this Agreement prior to the termination of the services arrangement hereunder (and reimbursement under this Agreement for expenses actually incurred prior to the termination of this Agreement and the services arrangement hereunder); (ii) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive a single-sum payment equal to the Guaranteed Payments that would have been paid to him for the remainder of the year in which the termination occurs; (iii) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall receive a single-sum payment equal to the sum of (x) the Initial Annual Allocation and (y) the Supplemental Annual Allocation earned by the Executive, if any, in the fiscal year preceding the date of termination (which amount shall be annualized to the extent the termination occurs prior to the completion of a full fiscal year) multiplied by a fraction (x) the numerator of which is the number of days in the fiscal year preceding the termination and (y) the denominator of which is 365 and (iv) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no further rights to any other compensation or benefits hereunder, or any other rights hereunder (but, for the avoidance of doubt, shall receive such disability and death benefits as may be provided under the Company’s plans and arrangements in accordance with their terms). Unless the payment is required to be delayed pursuant to Section 7.14(b) below, the cash amounts payable pursuant to clauses (i), (ii) and (iii) above shall be paid to the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) within 60 days following the date of his termination of the services arrangement hereunder on account of death or disability. Other than the Partial Year Allocations and Prior Year Allocations, all payments under this Section 4 shall be considered a guaranteed payment from the Company.

5.	Certain Terminations of the Services Arrangement; Certain Benefits.

5.1 Termination by the Company for Cause; Termination by the Executive without Good Reason.

(a) For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i) commission of, and indictment (that is not quashed within 90 days) for or formal admission to any crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company (other than routine traffic violations); provided that such crime has a material adverse effect on the business or reputation of the Company;

(ii) indictment (that is not quashed within 90 days) for or formal admission to a felony, except for a felony under state law that is (A) solely related to the operation of a motor vehicle or boat, and (B) of the lowest class or degree of felony in a state that so classifies felonies (for purposes of clarification, the exception set forth in this clause shall not apply with respect to a felony for which Executive is indicted in a state that does not classify felonies);

(iii) engagement in fraud, misappropriation or embezzlement that has a material adverse effect on the business or reputation of the Company;

(iv) continued failure to materially adhere to written policies and practices of the Company and/or the General Partner; or

(v) material breach of any of the provisions of Section 6;

provided, that the Company shall not be permitted to terminate this Agreement and the services arrangement hereunder for Cause except (x) on written notice of the Company’s intent to terminate for Cause (which shall include reasonable detail of the specific event constituting Cause) given to the Executive at any time not more than 60 calendar days following the occurrence of any of the events described in clause (iii) through (v) above (or, if later, the Company’s knowledge thereof), and (y) if the Executive has been provided with an opportunity (with counsel of his choice) to contest the proposed reason(s) of Cause set forth in the notice at meeting of the Board. Notwithstanding the foregoing, in the event that the Company provides written notice to the Executive that Cause exists as a result of the occurrence of the events described in clause (iv) or (v), the Executive shall have 30 calendar days from the date of such notice to cure any such event that is reasonably curable and, if the Executive does so to the reasonable satisfaction of the Company, such event shall not constitute Cause hereunder.

(b) The Company may terminate this Agreement and the services arrangement hereunder for Cause, and the Executive may terminate this Agreement and the services arrangement hereunder on at least 30 days’ written notice given to the Company. If the Company terminates this Agreement and the services arrangement hereunder for Cause, or the Executive terminates this Agreement and the services arrangement hereunder and the termination by the Executive is not for Good Reason in accordance with Section 5.2, (i) the Executive shall receive the Guaranteed Payment and other benefits (including any Prior Year Allocations), as well as the Partial Year Allocations (and reimbursement under this Agreement for expenses actually incurred prior to the termination of this Agreement and the services arrangement hereunder); and (ii) the Executive shall have no further rights to any other compensation, benefits or bonuses under this Agreement on or after the termination the services arrangement hereunder. Unless the payment is required to be delayed pursuant to Section 7.14(b) below, the cash amounts payable to the Executive under this Section 5.1(b) shall be paid to the Executive in a single-sum payment within 60 days following the date of the termination of his service arrangement with the Company pursuant to this Section 5.1(b).

Other than the Partial Year Allocations and Prior Year Allocations, all payments under this Section 5.1 shall be considered guaranteed payments from the Company.

5.2 Termination by the Company without Cause; Termination by the Executive for Good Reason.

(a) For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by the Executive,

(i) (a) the material reduction of the Executive’s title, authority, duties or responsibilities, or (b) the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Company (including his role as a member of the Board);

(ii) a reduction in the annual Guaranteed Payment of the Executive below the amount calculated in accordance with Section 3.1 of this Agreement or any modification of the Guaranteed Payment formula, Initial Annual Allocation formula or Supplemental Annual Allocation formula without Executive’s written consent;

(iii) the Company’s material breach of this Agreement; or

(iv) Executive is required to relocate his office more than 30 miles outside of the Borough of Manhattan, New York.

Notwithstanding the foregoing, (i) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than 30 days from the date of such notice) is given no later than 30 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have 30 days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

(b) The Company may terminate this Agreement and the services arrangement hereunder and the Executive may terminate this Agreement and the services arrangement hereunder at any time for any reason or no reason. If the Company terminates the services arrangement hereunder and the termination is not covered by Section 4 or 5.1 or the Executive terminates the services arrangement hereunder for Good Reason:

(i) the Executive shall receive a single-sum payment equal to accrued but unpaid Guaranteed Payments and other benefits (including any Prior Year Allocations), as well as the Partial Year Allocations (and reimbursement under this Agreement for expenses actually incurred prior to the termination of the services arrangement hereunder);

(ii) the Executive shall receive a single-sum payment of an amount equal to 3.0 times (a) the average of the Guaranteed Payment amounts paid to Executive over the three calendar years prior to the date of termination, (b) if less than three years have elapsed between the date of this Agreement and the date of termination, the highest Guaranteed Payment paid to Executive in any calendar year prior to the date of Termination, or (c) if less than 12 months have elapsed from the date of this Agreement to the date of termination, the highest Guaranteed Payment received in any month times 12; and

(iii) the Executive shall receive a single-sum payment equal to the sum of (x) the Initial Annual Allocation and (y) the Supplemental Annual Allocation earned by the Executive, if any, in the fiscal year preceding the date of termination (which amount shall be annualized to the extent the termination occurs prior to the completion of a full fiscal year) multiplied by a fraction (x) the numerator of which is the number of days in the fiscal year preceding the termination and (y) the denominator of which is 365.

Unless the payment is required to be delayed pursuant to Section 7.14(b) below, the cash amounts payable to the Executive under this Section 5.2(b) shall be paid to the Executive within 60 days following the date of his termination his services arrangement with the Company hereunder pursuant to this Section 5.2(b).

Other than the Partial Year Allocations and Prior Year Allocations, all payments under this Section 5.2 shall be considered guaranteed payments from the Company.

5.3 Change of Control. Without duplication of the foregoing, upon a “Change of Control” (as defined below) while the Executive is providing services to the Company or an affiliate pursuant to this Agreement, all outstanding unvested equity-based awards shall fully vest and shall become immediately exercisable, as applicable. Only with respect to a Change of Control transaction that is first announced after the nine-month anniversary of the date hereof, there will be a transition period (“Transition Period”) which will begin on the date of the Change of Control and end on the first anniversary of such Change of Control. If the Executive terminates the services arrangement with the Company hereunder within the six-month period following the Transition Period, such termination shall be deemed a termination by the Executive for Good Reason covered by Section 5.2. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following on or after the date hereof:

(i) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding Executive, any Family Member of Executive, the Company, IFMI, LLC, any entity or person controlling, controlled by or under common control with Executive, any Family Member of Executive, the Company, IFMI, LLC, any employee benefit plan of the Company or any such entity, and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which any of the foregoing persons or entities is a member), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of Parent representing 50% or more of either (A) the combined voting power of Parent’s then outstanding securities or (B) the then outstanding Common Stock of Parent (in either such case other than as a result of an acquisition of securities directly from Parent, IFMI, LLC or the Company); provided, however, that, in no event shall a Change of Control be deemed to have occurred upon a public offering of the Common Stock under the Securities Act of 1933, as amended (for purposes hereof, “Family Member” means (I) a person’s spouse, parent, sibling and descendants (whether natural or adopted), (II) any family limited partnership, limited liability company or other entity wholly owned, directly or indirectly, by such person and/or such person’s spouse, parent, sibling and/or descendants (whether natural or adopted), and (III) any estate or trust for the benefit of such person and/or such person’s spouse, parent, sibling and/or descendants (whether natural or adopted)); or

(ii) any consolidation or merger of Parent where the stockholders of Parent, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the entity issuing cash or securities in the consolidation or merger (or of its ultimate parent entity, if any);

(iii) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Parent, other than a sale or disposition by Parent of all or substantially all of Parent’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) who beneficially hold shares of Common Stock of Parent, as applicable, immediately prior to such sale or (B) the approval by stockholders of Parent of any plan or proposal for the liquidation or dissolution of Parent, as applicable; or

(iv) the members of the Board of Directors of Parent at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board of Directors of Parent; provided that any director whose election, or nomination for election by the Parent’s stockholders, was approved by a vote of at least a majority of the members of the Board of Directors of Parent then still in office who were members of the Board of Directors of Parent at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director;

provided, however, that, following the Final Closing Date (as defined in the Contribution Agreement), each of the foregoing shall constitute a Change of Control for purposes hereof if and only if at the time of any such occurrence the Company is directly or indirectly a subsidiary of Parent and the results of operations of the Company are consolidated in Parent’s financial statements in accordance with generally accepted accounting principles as in effect from time to time.

5.4 Parachutes. If any amount payable to or other benefit receivable by the Executive pursuant to this Agreement would be deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by the Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Executive of an excise tax under Section 4999 of the Code, then the Parachute Payments shall be reduced (but not below zero) so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the excise tax imposed by Section 4999 of the Code. Any such reduction shall be made by first reducing severance benefits (if any). Notwithstanding the foregoing, if the reduction of Parachute Payments under this Section 5.4 would be equal to or greater than $50,000, then there shall be no such reduction and the full amount of the Parachute Payment shall be payable. “Parachute Payment” shall mean a “parachute payment” as defined in Section 280G of the Code. The calculation under this Section 5.4 shall be as determined by the Company’s independent accountants.

5.5 Execution of Release. The Executive acknowledges that, if required by the Company prior to making the payments and benefits set forth in this Section 5 (other than accrued but unpaid Guaranteed Payments and other benefits), all such payments and benefits are subject to his execution of a commercially reasonable mutual release containing a release from liability by (a) the Executive of the Released Parties, and (b) the Released Parties of the Executive, his estate and his heirs. “Released Parties” shall mean the Company, the General and Partner and their respective affiliates, successors, subsidiaries, related entities, divisions, partnerships, joint ventures predecessors or assigns, and each of their respective past and present officers, directors, partners, executives, managers, owners, employees, trustees, agents, attorneys, insurers, representatives, employee benefit plans or programs (and the trustees, administrators, fiduciaries, sponsors and insurers of such plans or programs), and each and all of their successors and assigns and any other persons acting by, through, under or in concert with any of the aforementioned persons or entities. If Executive fails to execute such release, or such release does not become irrevocable within 60 days following the date of the termination of the Executive’s services arrangement with the Company hereunder, all such payments and benefits set forth in this Section 5 shall be forfeited.

5.6 Exculpation.

(a) The Executive shall not be liable to any Member or Partner or to the Company, PrinceRidge Partners LLC (the “LLC”) or their Affiliates for any action or inaction, unless such action or inaction arises out of, or is attributable to, the gross negligence, willful misconduct or fraud of the Executive and such action is materially injurious to the financial condition or business reputation of the Business, nor shall the Executive be liable to any Member or Partner or to the Company, the LLC or their Affiliates for any action or inaction of any broker or agent of the Company, the LLC or their Affiliates selected by such Executive; provided, that such broker or agent was selected, engaged or retained by such Executive in accordance with reasonable care. Any Executive may consult with counsel, accountants, investment bankers, financial advisers, appraisers and other specialized, reputable, professional consultants or advisers in respect of the affairs of the Company, the LLC or their Affiliates and be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such persons; provided, that such persons shall have been selected in accordance with reasonable care. All capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the LP Agreement or the LLC Agreement (each as defined below), as applicable.

(b) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 5.6 shall not be construed so as to relieve (or attempt to relieve) the Executive of any liability to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but the provisions of this Section 5.6 shall be construed so as to effectuate the provisions of this Section 5.6 to the fullest extent permitted by law.

5.7 Indemnification.

(a) The Executive shall, in accordance with this Section 5.7, be indemnified and held harmless by the Company, the LLC and their controlled Affiliates from and against any and all Indemnification Obligations (as defined below) arising from any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative), actual or threatened, in which such Executive may be involved, as a party or otherwise, by reason of such Executive’s service to or on behalf of, or management of the affairs of, the Company, the LLC and their Affiliates, or rendering of advice or consultation with respect thereto, or which relate to the Company, the LLC or their Affiliates or any of their properties, business or affairs; provided, that such Indemnification Obligation resulted from the action or inaction of such Executive that did not constitute gross negligence, willful misconduct or fraud which, in each such case, was materially injurious to the financial condition or business reputation of the Business and provided, further, that the Executive shall not be entitled to indemnification hereunder for any acts, omissions or transactions for which an officer or director of a Delaware corporation may not be relieved of liability under the Delaware General Corporation Law. The Company, the LLC and their controlled Affiliates shall also indemnify and hold harmless the Executive from and against any Indemnification Obligation suffered or sustained by the Executive by reason of any action or inaction of any broker or agent of the Company selected by such Executive; provided, however, that such broker or agent was selected, engaged or retained by such Executive in accordance with reasonable care. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that such Indemnification Obligation resulted from the gross negligence, willful misconduct or fraud, or lack of reasonable care, of the Executive or that the act, omission or transaction was one for which an officer or director of a Delaware corporation may not be relieved of liability under the Delaware General Corporation Law. Subject to Section 14.15 of the LLC Agreement and Section 14.15 of the LP Agreement, expenses (including legal and other professional fees and disbursements) incurred in connection with this Section 5.7 shall be paid by the Company as and when incurred by the Executive. “Indemnification Obligations” means costs, losses, claims, damages, liabilities, expenses (including reasonable legal and other professional fees and disbursements), judgments, fines, settlements and other amounts, collectively.

(b) The indemnification provided by this Section 5.7 (i) shall not be deemed to be exclusive of any other rights to which the Executive may be entitled under any agreement, or as a matter of law, or otherwise, both as to action in the Executive’s official capacity and to action in another capacity, (ii) shall continue after the Executive has ceased to have an official capacity with respect to the Company, the LLC or their Affiliates for acts or omissions that occurred during such official capacity or otherwise when acting at the request of the Company, the LLC or their Affiliates, and (iii) shall inure to the benefit of the heirs, successors and assigns of such Executive.

(c) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 5.7 shall not be construed so as to provide for the indemnification of the Executive for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law or that such liability may not be waived, modified or limited under applicable law, but the provisions of this Section 5.7 shall be construed so as to effectuate the provisions of this Section 5.7 to the fullest extent permitted by law.

5.8 Termination of the Services Arrangement Pursuant to the Termination and Separation Agreement. The Company, IFMI, and the General Partner have entered into a Termination and Separation Agreement. Pursuant to the Termination and Separation Agreement, in the event of a Termination and Separation Event (as defined in the Termination and Separation Agreement), this Agreement, and Executive’s services arrangement hereunder, shall terminate effective as of the date hereof. In such instance, Executive shall be entitled only to the Guaranteed Payments under Section 3.1 and Benefits under Section 3.5 from the date hereof through the Termination Date (as defined in the Termination and Separation Agreement) and Executive shall not be entitled to any other compensation, benefits, bonuses, allocations or equity incentive compensation of any kind. For the avoidance of doubt, Executive shall not be entitled to any compensation, benefits, bonuses or allocations under Sections 3.2, 3.3, 3.4, 3.6, 4, 5.1(b), 5.2(b), 5.3, 5.4 and the covenants set forth Section 6.2 shall not apply

6. Covenants of the Executive.

6.1 Confidentiality. The Executive acknowledges that (i) the primary business of the Company is currently its capital markets business (sales and trading of securities as well as investment banking) and that the Company may engage in additional or different areas of business during Executive’s services arrangement with the Company hereunder (all of which are collectively referred to as the “Business”); (ii) the Company is one of a limited number of persons who have such a business; (iii) the Company’s Business is, in part, national and international in scope; (iv) the Executive’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the

Executive covenants and agrees during and after the period of the Executive’s services arrangement with the Company and its affiliates, the Executive (x) shall keep secret and retain in strictest confidence all confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”), and (y) shall not disclose such Confidential Company Information to anyone outside of the Company unless (i) the disclosure is done with the Company’s or such affiliate’s, as applicable, express written consent, (ii) the Confidential Company Information is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement, (iii) the disclosure is required to be made pursuant to an order of any court or government agency, subpoena or legal process; (iv) the disclosure is made to officers or directors of the Company or its affiliates (and/or the officers and directors of such affiliates), and to auditors, counsel, and other professional advisors to the Company or its affiliates, or (v) the disclosure is made by a court or arbitrator in connection with any litigation or dispute between the Company and the Executive. Unless prohibited by law, regulation or order of a court or other governmental or regulatory body, the Executive shall as promptly as reasonably practicable supply the Company with a copy of any legal process delivered to the Executive requesting Confidential Company Information. Prior to any disclosure of Confidential Company Information, unless prohibited by law, regulation or order of a court or other governmental or regulatory body, the Executive shall notify the Company and shall cooperate and not object to the Company seeking an order protecting the confidentiality of such information.

6.2 Noncompetition/Nonsolicitation.

(a) For a period of three months following the end of the Term (the “Noncompetition Period”), in either case regardless of the reason the Term of this Agreement and the services arrangement hereunder ends (including, but not limited to, nonrenewal of this Agreement by either Executive or the Company), Executive shall not, directly or indirectly, engage or participate in, or become employed by, or affiliated with, or render advisory or any other services to, any person or business entity or organization, of whatever form, that competes with the Company or any of its affiliates in any country in which the Company or any of its affiliates operates; provided, however that this Section 6.2(a) shall not apply to the Executive with respect to opportunities (in whatever form) that arise in businesses that are not Competing Businesses (as defined in the Contribution Agreement).

(b) For a period of 12 months following the end of the Term, regardless of the reason the Term of this Agreement and the services arrangement hereunder ends (including, but not limited to, nonrenewal of this Agreement by either Executive or the Company), Executive shall not, directly or indirectly, (i) solicit, induce, cause or otherwise attempt to solicit, induce or cause any person who is employed or engaged by the Company or its subsidiaries (collectively, the “Company Affiliates”) to (A) end his or her employment or engagement with any of the Company Affiliates, (B) accept employment or other engagement with any person or entity other than any of the Company Affiliates, or (C) in any manner interfere with the business of the Company Affiliates, or (ii) hire any person who was an employee of any of the Company

Affiliates at the time of such termination or within the six-month period prior to such termination (provided, that this clause (ii) shall not apply to any employee who has been terminated by any of the Company Affiliates); provided, however, this Section 6.2(b) shall not restrict the ability of Executive to, directly or indirectly, hire, solicit, induce or cause, or assist any person in doing any of the foregoing, any person who is or was an employee whose compensation is or was subject to the Reimbursement Agreement (as defined in the Contribution Agreement).

(c) During the Noncompetition Period, regardless of the reason the Term of this Agreement and the services arrangement hereunder ends (including, but not limited to, nonrenewal of this Agreement by either Executive or the Company), Executive shall not, directly or indirectly, solicit, induce, direct or do any act or thing which may interfere with or adversely affect the relationship of any of the Company Affiliates with any person or entity who was a material customer or client of such entities or with whom such entities were actively seeking to form a business relationship either at the time of the termination of Executive’s employment or within the six-month period immediately preceding such termination, or otherwise induce or attempt to induce any such person or entity to cease doing business, reduce or otherwise limit its business with any of the Company Affiliates. For purposes hereof, “material customer or client” means a customer or client that is one of the 25 largest customers or clients of such entity.

Executive specifically acknowledges that the temporal and geographical limitations hereof, in view of the nature of the Company’s Business (as defined herein), are reasonable and necessary to protect the Company’s legitimate business interests.

6.3 Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 6.1 and 6.2 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Sections 6.1 or 6.2, the Company and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

6.4 Outside Activities. Section 13.09 of the Fourth Amended and Restated Limited Partnership Agreement of the Company shall not apply to Executive.

7. Other Provisions.

7.1 Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

7.2 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.3 Enforceability; Jurisdiction; Arbitration. Any controversy or claim arising out of or relating to this Agreement, the breach of this Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 6.3) and /or your services arrangement hereunder with the Company in general that are not resolved by the Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration in New York, New York in accordance with the law of the State of New York and the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association or, if applicable, in accordance with the rules and procedures of the Financial Industry Regulatory Authority. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

7.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

(i) If to the Company, to:

PrinceRidge Holdings LP

1633 Broadway, 28th Floor

New York, NY 10019

Attention: General Counsel

Or such other address that may be designated by the Company from time to time,

With copy to:

Institutional Financial Markets, Inc.

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Attention: General Counsel

(ii) If to the Parent, to:

Institutional Financial Markets, Inc.

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Attention: General Counsel

Or such other address that may be designated by the Company from time to time,

(iii) If to IFMI, to:

IFMI, LLC

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Attention: General Counsel

Or such other address that may be designated by the Company from time to time,

(iv) If to the Executive, to:

Daniel G. Cohen
1240 North Casey Key Road
Osprey, FL 33559

Any such person may by notice given in accordance with this Section 7.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.5 Entire Agreement. Other than the IFMI Employment Agreement, this Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

7.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

7.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the

Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however , that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

7.9 Withholding. The Parent shall be entitled to withhold from any payments or deemed payments made by Parent any amount of tax withholding it determines to be required by law.

7.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

7.12 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 4, 5 and 6 and any other provisions of this Agreement expressly imposing obligations that survive termination of Executive’s services arrangement hereunder, and the other provisions of this Section 7 to the extent necessary to effectuate the survival of such provisions, shall survive termination of this Agreement and any termination of the Executive’s services arrangement hereunder.

7.13 Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

7.14 Section 409A.

(a) Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

(b) Payment Delay. Notwithstanding any provision to the contrary in this Agreement, if on the date of the termination of Executive’s services arrangement hereunder, the

Executive is a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Board (or its delegate) in its sole discretion in accordance with its “specified employee” determination policy, then all cash severance payments payable to the Executive under this Agreement that are deemed as deferred compensation subject to the requirements of section 409A of the Code shall be postponed for a period of six months following the Executive’s “separation from service” with the Company (or any successor thereto). The postponed amounts shall be paid to the Executive in a lump sum within 30 days after the date that is 6 months following the Executive’s “separation from service” with the Company (or any successor thereto). If the Executive dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after Executive’s death. If any of the cash payments payable pursuant to this Agreement are delayed due to the requirements of section 409A of the Code, there shall be added to such payments interest during the deferral period at an annualized rate of interest equal to 5%.

(c) Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses actually incurred during the Executive’s lifetime (or during a short period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of all eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to the liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the taxing authority.

7.15 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.16 Supplementary Agreement. For purposes of the Fourth Amended and Restated Limited Liability Company Agreement of PrinceRidge Partners LLC (the “LLC Agreement”) and the Fourth Amended and Restated Limited Partnership Agreement of the Company (the “LP Agreement”), this Agreement shall be treated as a Supplementary Agreement (as defined thereunder).

7.17 LP/LLC Agreements. For the avoidance of doubt, the amounts due to Executive hereunder shall not be subject to reduction based on amounts to which Parent or other partners or members of PrinceRidge Holdings LP or PrinceRidge Partners LLC are entitled pursuant to the LP Agreement or the LLC Agreement or any other agreement by, among or including the parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

PRINCERIDGE HOLDINGS LP

By:	/s/ John P. Costas
Name:	John P. Costas
Title:	Chairman

INSTITUTIONAL FINANCIAL MARKETS, INC.

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President and Chief Financial Officer

IFMI, LLC

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President and Chief Financial Officer

PRINCERIDGE PARTNERS LLC (only with respect to Sections 5.6 and 5.7)

By:	/s/ John P. Costas
Name:	John P. Costas
Title:	Chairman

EXECUTIVE
Signed:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen

[Signature Page to Daniel G. Cohen Executive Agreement]